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                                                                   EXHIBIT 23.03

                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
TeleBackup Systems Inc.

     We consent to the use of our report dated February 5, 1999 with respect to the balance sheets of TeleBackup Systems Inc. as at December 31, 1997 and 1998, and the related statements of operations and deficit and changes in financial position for each of the years in the three year period ended December 31, 1998, which report appears in the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on June 16, 1999, and to the reference to our firm under the heading "Experts" in the Registration Statement.

/s/ KPMG LLP

Chartered Accountants
Calgary, Canada
June 16, 1999